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                                                                   Exhibit 10.21

                              AMENDED AND RESTATED
                          DEFERRED STOCK UNIT AGREEMENT

          THIS AMENDED AND RESTATED DEFERRED STOCK UNIT AGREEMENT (the "Agreement") is made as of January 19, 2006 between HOLLINGER INTERNATIONAL INC., a Delaware corporation (the "Company"), and GORDON A. PARIS (the "Participant").

                                   WITNESSETH:

          WHEREAS, on November 16, 2003, the Company and the Participant entered into a Deferred Stock Unit Agreement (the "Prior Agreement"); and

          WHEREAS, this Agreement amends and restates the Prior Agreement in its entirety;

          NOW THEREFORE, in consideration of these premises, the parties hereto agree as follows:

          1. Grants. Pursuant to the Prior Agreement, the Company granted to the Participant Sixty Eight Thousand, Four Hundred Ninety Four (68,494) Deferred Stock Units on November 16, 2003 (the "2003 Grant"), Sixty Eight Thousand, Four Hundred Ninety Four (68,494) Deferred Stock Units on November 16, 2004 (the "2004 Grant") and Eight Thousand, Four Hundred Forty Five (8,445) Deferred Stock Units on November 16, 2005 (the "2005 Grant"). Each Deferred Stock Unit was granted under the Company's 1999 Stock Incentive Plan and is fully vested and nonforfeitable as of the date of grant.

          2. Settlement of Deferred Stock Units: Deferral.

               (a) Upon settlement of the Deferred Stock Units, the Company shall transfer to the Participant one share of Common Stock for each Deferred Stock Unit held by Participant on the date of settlement. Deferred Stock Units shall be settled automatically and without further action by Participant or the Company upon the earliest to occur of the following:

                    (i) The Participant's resignation from the Company or the termination of his employment by the Company for any reason whatsoever; provided, that in the case of the 2005 Grant only, if the Participant is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 12986, as amended (the "Code"), the Deferred Stock Units shall not be settled until the date that is six (6) months after the date of the Participant's "separation from service" (as defined in Section 409A of the Code and any Treasury Regulations promulgated thereunder) or, if earlier, the Participant's date of death or the "Settlement Date" (as defined below);

                    (ii) The date falling one business day before the date of any Change of Control. As used herein, the term "Change of Control" shall

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     mean the following: (i) any Person (as that term is defined in Section 2(2)
     of the Securities Act of 1933 and Section 13(d) of the Securities Exchange Act of 1934, as amended from time to time) acquires or otherwise becomes the owner of voting stock of the Company which, together with all other voting stock of the Company then owned or controlled by such Person, represents fifty percent (50%) or more of the then issued and outstanding voting stock of the Company, or (ii) the composition of the Company's Board of Directors is comprised of individuals who are neither incumbent members nor nominated or appointed by a majority of such incumbent members or their nominees; provided, that, in the case of the 2005 Grant only, "Change of Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code;

                    (iii) The Participant's death; or

                    (iv) With respect to the 2005 Grant only, January 2, 2007 (the "Settlement Date").

               (b) Notwithstanding Section 2(a)(i), with respect to the 2003 Grant and the 2004 Grant only, the Participant may defer the receipt of shares otherwise payable on the settlement date to the earlier of a future date certain or the events specified in Sections 2(a)(ii) and 2(a)(iii) hereof. Such election to defer by the Participant must be made in accordance with the rules and procedures established by the Committee, and shall be made by delivery to the Company of a written notice of deferral.

          3. Tax Withholding. This Agreement is subject to all applicable Federal, state and local withholding taxes. The Participant may pay such withholding taxes in cash, in shares of Common Stock having a market value equal to the amount of such taxes, by having the Company withhold shares of Common Stock otherwise transferable to the Participant, or in any combination thereof. To the extent provided by the Committee, the Market Value of shares of Common Stock withheld, or shares that have been held by the Participant less than six months that are tendered in payment of withholding, cannot exceed the minimum tax withholding required by law. No shares of Common Stock shall be transferred to the Participant hereunder until such time as all applicable withholding taxes have been satisfied.

          4. Rights Not Conferred. Nothing in this Agreement shall confer upon the Participant any right with respect to continued employment by the Company or any affiliate or interfere in any way with the right of the Company to terminate the employment of the participant at any time. The Participant shall have none of the rights of a stockholder with respect to the Deferred Stock Units until such time as the shares of Common Stock are delivered to the Participant in settlement thereof.

          5. Agreement Not Assignable. This Agreement and the Deferred Stock Units awarded hereunder are not transferable or assignable by the Participant;


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provided that no provision herein shall prevent the designation of a Beneficiary for the Deferred Stock Units in the event of the Participant's death.

          6. Adjustments. If and to the extent that the number of outstanding shares of Common Stock shall be increased or reduced in the event of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, or any other change in the corporate structure of the Company, the number and kinds of shares subject to the Deferred Stock Units awarded hereunder shall be proportionately adjusted by the Committee, whose determination shall be conclusive.

          7. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

          8. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto. This Agreement supersedes the Prior Agreement in its entirety.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                        ----------------------------------------
                                        Gordon A. Paris

                                        HOLLINGER INTERNATIONAL INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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